Exhibit 1B.1

ESTATUTOS SOCIALES

DEL

BANCO SANTANDER-CHILE

(Actualizado y modificado de acuerdo a lo aprobado

por la Junta Extraordinaria de Accronistas celebrado

el dia zo de abril de 2004 y aprobado por la

Superintendencia de Bancos e Institucioncs Financicras

de Chile mediante resolucion No. 63 de 13 de

Mayo de 2004)

Texto refundido de los Estatutos del Banco Santander-Chile y que constan de las escrituras publicas otorgadas en las Notarias de Santiago de Chile que se indican y en las siguientes fechas:

NOTARIA ALFREDO ASTABURUAGA GALVEZ:
07 de Septiembre de 1977	estatutos originales
20 de Marzo de 1978	1a reforma
30 de Agosto de 1978	2a reforma
19 de Enero de 1979	3a reforma
18 de Abril de 1979	4a reforma
22 de Febrero de 1980	5a reforma
17 de Diciembre de 1980	6a reforma

NOTARIA EDUARDO AVELLO ARELLANO:
31 de Marzo de 1982	7a reforma
19 de Mayo de 1982	8a reforma

NOTARIA JUAN RICARDO SAN MARTIN URREJOLA
23 de Abril de 1985	9a reforma
14 de Abril de 1987	10a reforma
15 de Abril de 1988	11a reforma
12 de Julio de 1996	12a reforma
20 de Diciembre de 1996	13a reforma

NOTARIA ANDRES RUBIO FLORES:
18 de Marzo de 1997	14a reforma
26 de Mayo de 1997	15a reforma
16 de Abril de 1998	16a reforma
22 de Julio de 2002	17a reforma

NOTARIA NANCY DE LA FUENTE HERNANDEZ:
03 de Mayo de 2004	18a reforma

ESTATUTOS DEL BANCO SANTANDER-CHILE

TITULO PRIMERO :

NOMBRE, DOMICILIO, DURACION Y OBJETO

ARTICULO PRIMERO: El nombre de la sociedad anonima sera BANCO SANTANDER-CHILE pudiendo usar tambien los nombres Banco Santander Santiago o Santander Santiago y se regira por estos estatutos, por la Ley General de Bancos y por las demas normas legales y reglamentarias actualmente vigentes o que se dicten en el futuro sobre la materia.

ARTICULO SEGUNDO : La Sociedad tendra su domicilio en la ciudad de Santiago, sin perjuicio de las agencias o sucursales que podra abrir, mantener o suprimir en otros lugares del pais o en el extranjero, en conformidad a la ley y previas las autorizaciones a que haya lugar.

ARTICULO TERCERO : La Sociedad tendra duracion indefinida.

ARTICULO CUARTO : El Banco tendra por objeto la ejecucion o celebracion de todos aquellos actos, contratos, negocios u operaciones que las leyes, especialmente la Ley General de Bancos, permitan realizar a los bancos sin perjuicio de ampliar o restringir su esfera de accion en armonia con las disposiciones legales vigentes o que en el futuro se establezcan, sin que sea necesario la modificacion de los presentes estatutos.

TITULO SEGUNDO :

DEL CAPITAL Y DE LAS ACCIONES

ARTICULO QUINTO : El capital social del Banco es la cantidad de $675.907.917.086, dividido en 188.446.126.794 acciones nominativas, sin valor nominal, de una misma y unica serie. El capital social se ha suscrito, enterado y pagado integramente en la forma establecida en el Articulo Segundo Transitorio de estos estatutos.

ARTICULO SEXTO : Las acciones seran nominativas y estaran representadas por titulos cuya forma, emision, entrega, inutilizacion, reemplazo, canje, transferencia y transmision se sujetara a las disposiciones que sobre la materia contiene la Ley sobre Sociedades Anonimas y su Reglamento.

ARTICULO SEPTIMO : El Banco no reconoce ni admite fracciones de acciones. En caso de que una o mas acciones pertenezcan en comunidad o copropiedad a varias personas, los comuneros o coduenos estaran obligados a designar un apoderado comun para que actue por ellos ante la sociedad.

ARTICULO OCTAVO : Acreditado el extravio, hurto, robo o inutilizacion de un titulo u otro accidente semejante, la persona a cuyo nombre figuren inscritas las acciones, podra pedir uno nuevo, previa publicacion de un aviso en un diario que indique el Banco, en que se comunicara al publico que queda sin efecto el titulo primitivo. Debera, ademas, remitir a las bolsas de valores un ejemplar del diario en que se haya efectuado la publicacion. Estas circunstancias se anotaran en el Registro y en el nuevo titulo que se expida. El Banco expedira el nuevo titulo despues de transcurridos cinco dias desde la publicacion del aviso.

ARTICULO NOVENO : Se llevara un registro de todos los accionistas, con anotacion del numero de acciones que cada uno posea. Solo podran ejercer los derechos que la ley les otorga los accionistas que figuren inscritos en este registro con la antelacion que, segun los casos, la ley requiera.

ARTICULO DECIMO : La inscripcion en el Registro de Accionistas de las acciones sobre las cuales se ha constituido un usufructo debe hacerse a nombre del nudo propietario y del usufructuario, expresandose la existencia, modalidad y plazo del usufructo.

ARTICULO DECIMO PRIMERO : Las opciones para suscribir aumentos de capital deberan ser ofrecidas preferentemente a los accionistas, a prorrata de las acciones que posean y en igual proporcion seran distribuidas las acciones liberadas que se emitan.

ARTICULO DECIMO SEGUNDO : Las acciones suscritas que un accionista no pagare en las epocas convenidas seran vendidas por el Banco en una Bolsa de Valores o en su defecto, se reducira el numero de acciones que conste en el titulo al monto efectivamente pagado.

TITULO TERCERO :

ADMINISTRACION

ARTICULO DECIMO TERCERO : La administracion del Banco correspondera al Directorio, sin perjuicio de las atribuciones que correspondan a la Junta General de Accionistas en conformidad a estos estatutos, a la Ley o a su reglamento.

ARTICULO DECIMO CUARTO : El Directorio estara compuesto por once miembros titulares y dos suplentes, elegidos por la Junta General de Accionistas respectiva.

ARTICULO DECIMO QUINTO : Los directores podran ser accionistas o extranos a la Sociedad.

ARTICULO DECIMO SEXTO : Los directores duraran tres anos en sus funciones, pudiendo ser reelegidos indefinidamente y se renovaran en su totalidad al termino de cada periodo. Si por cualquier causa no se celebrare en la epoca establecida la Junta de Accionistas llamada a hacer la eleccion periodica de los directores, se entenderan prorrogadas las funciones de aquellos en ejercicio hasta que se les nombre reemplazantes, debiendo en tal caso el Directorio provocar, a la brevedad posible, una Junta para hacer los nombramientos.

ARTICULO DECIMO SEPTIMO : Los directores seran remunerados por sus funciones. La cuantia de sus remuneraciones sera fijada anualmente por la Junta General Ordinaria de Accionistas. Lo anterior se entiende sin perjuicio de las prestaciones que, a titulo de sueldos, honorarios, viaticos, gastos de representacion, asignaciones como delegados del Directorio u otros estipendios en dinero, especies o regalias de cualquier clase, sean senaladas a determinados directores por la Junta General de Accionistas o por el Directorio, con aprobacion de la misma, por funciones o labores especificas distintas de sus obligaciones como directores y que les hayan sido encomendadas precisamente por la Junta o por el Directorio. Estas remuneraciones especiales deberan ser autorizadas o aprobadas por la Junta General de Accionistas, para cuyo efecto se dejara constancia de ellas, detallada y separadamente en la Memoria, con indicacion del nombre y apellido de cada uno de los directores que las hayan percibido.

ARTICULO DECIMO OCTAVO : Sin perjuicio de otras inhabilidades o incompatibilidades legales, no podran ocupar el cargo de director: a) La persona que hubiere sido condenada o estuviere procesada por delitos sancionados con pena principal o accesoria de suspension o inhabilitacion temporal o perpetua para desempenar cargos u oficios publicos; b) El fallido no rehabilitado; c) Los senadores y diputados; d) Los directores o empleados de cualquiera otra institucion financiera; e) Los empleados de la designacion del Presidente de la Republica o los empleados o funcionarios del Fisco o de los Servicios, Instituciones Fiscales, Semifiscales, Organismos Autonomos, Empresas del Estado y, en general, de todos los Servicios Publicos creados por ley, como asimismo de las empresas, sociedades o entidades publicas o privadas en que el Estado o sus empresas, sociedades o instituciones centralizadas o descentralizadas tengan aportes de capital mayoritario o en igual proporcion o, en las mismas condiciones, representacion o participacion. Sin embargo, la limitacion establecida en la presente letra e) no alcanzara a quienes desempenen cargos docentes; y f) Los empleados del Banco.

ARTICULO DECIMO NOVENO : En la eleccion de los directores, cada accionista dispondra de un voto por cada accion que posea o represente y podra acumular sus votos en favor de una sola persona o distribuirlos en la forma que estime conveniente y se proclamara elegidos a los que en una misma y unica votacion resulten con mayor numero de votos, hasta completar el numero de personas que haya que elegir. Las elecciones de directores titulares y suplentes deberan hacerse en forma separada. Para proceder a la votacion, el Presidente y el Secretario, conjuntamente con las personas que previamente hayan sido designadas por la Junta para firmar el acta de la misma, deberan dejar constancia en un documento de los votos que de viva voz vayan emitiendo los accionistas presentes, segun el orden de la lista de asistencia. Cualquier accionista tendra derecho, sin embargo, a sufragar en una papeleta firmada por el, expresando si firma por si o en representacion. Con todo, a fin de facilitar la expedicion o rapidez de la votacion, el Presidente de la sociedad o la Superintendencia, en su caso, podra ordenar que se proceda alternativa o indistintamente a la votacion de viva voz o con papeleta. El Presidente, al practicarse el escrutinio que resulte de las anotaciones efectuadas por las personas antes indicadas, hara dar lectura en alta voz a los votos, para que todos los presentes, puedan hacer por si mismo el computo de la votacion y para que pueda comprobarse con dicha anotacion y papeletas la verdad del resultado. El Secretario hara la suma de los votos y el Presidente proclamara elegidos a los que resulten con las primeras mayorias hasta completar el numero de personas que corresponda elegir. El Secretario pondra el documento en que consta el escrutinio, firmado por las personas encargadas de tomar nota de los votos emitidos y tambien las papeletas entregadas por los accionistas que no votaron de viva voz, dentro de un sobre que se cerrara y lacrara con el sello de la sociedad y quedara archivado en el Banco a lo menos por dos anos.

ARTICULO VIGESIMO : Toda eleccion de Directorio, o cambio de el, debera reducirse a escritura publica ante Notario, ser publicada en un periodico de Santiago y comunicada a la Superintendencia de Bancos e Instituciones Financieras, enviandosele una copia autorizada de la escritura publica respectiva. Deberan tambien comunicarse y reducirse a escritura publica los nombramientos de Gerente General y Subgerente General.

ARTICULO VIGESIMO PRIMERO : Las vacantes que se produjeren en el seno del Directorio al cesar un director en el desempeno de sus funciones sea porque le afectare alguna incompatibilidad, limitacion, inhabilidad legal o por quiebra, imposibilidad, ausencia injustificada, fallecimiento, renuncia o por otra causa legal, seran llenadas en la siguiente forma: a) las vacantes de directores titulares por directores suplentes; y b) en casos de producirse vacantes de directores suplentes por operar o no lo previsto en la letra a), o bien vacantes de directores titulares que no hubieren podido ser llenadas segun lo previsto en dicha letra por pasar los dos directores suplentes a ser titulares, el Directorio en la primera reunion que celebre, procedera a nombrar el o los reemplazantes que correspondan. Los directores asi designados duraran en sus funciones hasta la proxima Junta General Ordinaria, la cual hara el nombramiento definitivo por el tiempo que faltare para completar el periodo del director reemplazado.

ARTICULO VIGESIMO SEGUNDO : Los directores suplentes podran reemplazar a los directores titulares en forma transitoria, en caso de ausencia o impedimento temporal de estos, o bien en forma definitiva, en caso de vacancia. Los directores suplentes siempre podran participar en las reuniones del Directorio con derecho a voz. Solo tendran derecho a voto cuando reemplacen a un titular.

ARTICULO VIGESIMO TERCERO : El Directorio elegira de su seno, separadamente, un Presidente, un Primer Vicepresidente y un Segundo Vicepresidente, en la primera reunion que se celebre despues de la Junta General de Accionistas que lo haya designado o en su primera reunion despues de haber cesado estas personas por cualquier causa, en sus funciones. En caso de empate decidira la suerte.

ARTICULO VIGESIMO CUARTO : El Directorio se reunira ordinariamente a lo menos una vez al mes, en los dias y horas que el mismo senale y ademas extraordinariamente cuando sea citado por el Presidente por iniciativa propia o a peticion de tres o mas directores, previa calificacion que el Presidente haga de la necesidad de la reunion, salvo que esta sea solicitada por la mayoria absoluta de los directores en ejercicio, caso en el cual debera necesariamente celebrarse la reunion, sin calificacion previa. En las sesiones extraordinarias solo podran ser tratados los asuntos que especificamente se senalen en la convocatoria, salvo que, concurriendo todos los directores en ejercicio, acuerden unanimemente otra cosa. Las citaciones se haran por escrito; seran firmadas por el Presidente o el Secretario o quien haga sus veces; y deberan ser expedidas a cada uno de los directores con tres dias de anticipacion, a lo menos, a la fecha de la reunion.

ARTICULO VIGESIMO QUINTO: El quorum para las sesiones de Directorio sera de seis de sus miembros con derecho a voto. Los acuerdos se adoptaran por la mayoria absoluta de los directores asistentes con derecho a voto. En caso de empate, decidira el voto de quien presida la reunion. Se entendera que participan en las sesiones aquellos directores, que a pesar de no encontrarse presentes, estan comunicados simultanea y permanentemente a traves de medios tecnologicos que hayan sido autorizados por la Superintendencia de Bancos e Instituciones Financieras.

ARTICULO VIGESIMO SEXTO : Los Directores que tuvieren interes en una negociacion, acto, contrato u operacion, que no sea bancaria por si o como representantes de otra persona, deberan comunicarlo a los demas directores. Los acuerdos respectivos seran aprobados por el Directorio y habran de ajustarse a condiciones de equidad similares a las que habitualmente prevalecen en el mercado y seran dados a conocer en la proxima Junta Ordinaria de Accionistas por el que la presida.

ARTICULO VIGESIMO SEPTIMO: De las deliberaciones y acuerdos del Directorio se dejara constancia en un libro especial de actas que sera llevado por el Secretario. Las actas deberan ser firmadas por los directores que hubieren concurrido a la sesion y por el Secretario, o quien haga sus veces. El director que estimare que un acta adolece de inexactitudes u omisiones, tiene el derecho de estampar, antes de firmarla, las salvedades correspondientes. Los acuerdos podran ser cumplidos sin que sea necesario aprobar el acta en una reunion posterior. Si alguno de los asistentes falleciere, se negare a firmar el acta o se imposibilitare por cualquier causa para hacerlo, se dejara constancia al pie de la misma de la respectiva circunstancia de impedimento.

ARTICULO VIGESIMO OCTAVO: Los directores seran personalmente responsables por todos los actos que ejecuten en el desempeno de su mandato. El director que quiera salvar su responsabilidad por algun acto o acuerdo del Directorio debera hacer constar en actas su oposicion y de ello dara cuenta el Presidente en la proxima Junta General Ordinaria de Accionistas.

ARTICULO VIGESIMO NOVENO: El Directorio representara judicial y extrajudicialmente al Banco y, para el cumplimiento del objeto social, lo que no sera necesario acreditar en forma alguna a terceros, estara investido de todas las atribuciones y facultades de administracion que la ley o los estatutos no establezcan como privativas de las juntas generales de accionistas, sin que sea necesario otorgarle poder especial alguno, ni siquiera para aquellos actos o contratos respecto de los cuales las leyes lo exijan. Lo anterior no obsta a la representacion judicial del Banco que compete al Gerente General. El Directorio podra delegar parte de sus facultades en el Gerente General, en uno o mas gerentes, subgerentes o abogados del Banco, en un director, o en una Comision de Directores y para objetos especialmente determinados, en otras personas.

ARTICULO TRIGESIMO: El Directorio designara tres Directores de entre sus miembros, que integraran un Comite de Directores que se regira por lo previsto en el articulo 50 bis de la Ley sobre Sociedades Anonimas.

TITULO CUARTO :

DEL PRESIDENTE

ARTICULO TRIGESIMO PRIMERO : El Presidente del Directorio lo sera tambien de la sociedad y de la junta general de accionistas. Tendra, ademas de las obligaciones y atribuciones que le senalan las disposiciones legales y reglamentarias pertinentes, estos estatutos o el Directorio, las siguientes: a) presidir las sesiones de Directorio y las juntas generales de accionistas; b) velar por el exacto cumplimiento de los estatutos, del reglamento interno, de los acuerdos del Directorio y de las juntas generales de accionistas; c) citar a sesiones de Directorio y a juntas generales de accionistas, de acuerdo a lo prescrito en estos estatutos; d) firmar las memorias anuales y las resoluciones y comunicaciones que emanen del Directorio y de las juntas generales de accionistas. En ausencia o imposibilidad temporal del Presidente hara sus veces, para cualquier efecto legal, el Primer Vicepresidente, y, a falta de este el Segundo

Vicepresidente, o por ultimo, la persona que de entre sus miembros designe el Directorio, o el accionista que designe la junta general, en su caso. El reemplazo es un tramite de orden interno de la sociedad que no requerira de ninguna formalidad y no sera necesario acreditar ante terceros su procedencia para la validez de lo actuado por el reemplazante, bastando para su eficacia el solo hecho de producirse.

TITULO QUINTO :

DEL GERENTE GENERAL

ARTICULO TRIGESIMO SEGUNDO : El Directorio debera designar un Gerente General, que tendra bajo su responsabilidad la direccion inmediata de los negocios del Banco y la representacion general del mismo en todas sus oficinas. El Gerente General tendra la representacion judicial del Banco, estando legalmente investido de las facultades establecidas en ambos incisos del articulo 7 del Codigo de Procedimiento Civil. Su cargo sera incompatible con el de director del Banco, lo cual no obsta para que, en forma transitoria y por no mas de noventa dias, un director del Banco pueda desempenar el cargo del Gerente General. Solo tendra derecho a voz en las reuniones del Directorio, pero respondera con los miembros de el de todos los acuerdos ilegales o perjudiciales para los intereses sociales cuando no dejare constancia en acta de su opinion contraria. Tendra, ademas de las obligaciones y atribuciones que le senalen las disposiciones legales y reglamentarias pertinentes, estos estatutos y el Reglamento Interno, las facultades que le confiera o delegue el Directorio. Sera ademas secretario del Directorio y de la Junta General de Accionistas, a menos que se designe especialmente a otra persona al efecto. En caso de ausencia o impedimento temporal el Gerente General sera reemplazado por el Gerente, y si hubiere dos o mas, por aquel que designe el Directorio.

TITULO SEXTO :

DE LOS GERENTES

ARTICULO TRIGESIMO TERCERO : El Directorio designara uno o mas gerentes, que tendran bajo su responsabilidad las operaciones y negocios del Banco en las oficinas, sucursales, departamentos o servicios colocados bajo su administracion. Tendran, ademas de las obligaciones y atribuciones que les senalen las disposiciones legales y reglamentarias pertinentes, los estatutos y el Reglamento Interno, las facultades que les confiera o delegue el Directorio. Si hubiere dos o mas gerentes correspondera a aquel que el Directorio designe, reemplazar, en caso de ausencia o impedimento, al Gerente General.

TITULO SEPTIMO :

RESPONSABILIDAD DE ADMINISTRACION

ARTICULO TRIGESIMO CUARTO : Los directores, gerentes y demas empleados del Banco seran personalmente responsables por las infracciones de estos estatutos, del Reglamento Interno, de la Ley General de Bancos o de cualquiera otra disposicion legal o reglamentaria, que cometan en el desempeno de sus cargos. Responderan, asimismo, por iguales infracciones cometidas y toleradas con su conocimiento.

TITULO OCTAVO :

DE LAS JUNTAS GENERALES DE ACCIONISTAS

ARTICULO TRIGESIMO QUINTO : Los accionistas se reuniran en Juntas Generales Ordinarias o Extraordinarias, que se celebraran en Santiago. Los acuerdos que las juntas generales de accionistas, convocadas y constituidas validamente, adopten con arreglo a los estatutos, obligaran a todos los accionistas.

ARTICULO TRIGESIMO SEXTO : Las Juntas Generales Ordinarias de Accionistas se celebraran anualmente, en las fechas que el Directorio determine, dentro del primer cuatrimestre siguiente a la fecha del balance anual. Habra Junta General Extraordinaria de Accionistas cada vez que lo exijan las necesidades de la Sociedad. Seran citadas por el Directorio o el Presidente, a iniciativa propia o a peticion de accionistas que representen, a lo menos, el diez por ciento de las acciones emitidas que legalmente tengan derecho a voto. Si en este caso, el Directorio y el Presidente rehusaren efectuar la convocatoria, ella podra ser solicitada al Superintendente de Bancos e Instituciones Financieras.

ARTICULO TRIGESIMO SEPTIMO : La citacion a Junta se hara por medio de un aviso destacado que se publicara por tres veces en dias distintos en el periodico de Santiago que haya determinado la junta ordinaria de accionistas o, a falta de acuerdo o en caso de suspension o desaparicion de la circulacion del periodico designado, en el Diario Oficial, en el tiempo, forma y condiciones que senale el Reglamento de la Ley sobre Sociedades Anonimas. En los avisos de citacion a juntas extraordinarias se senalaran las materias que se someteran a su conocimiento. La convocatoria a Junta se anunciara, ademas, por medio de cartas enviadas a los accionistas con una anticipacion minima de quince dias a la fecha de celebracion de la Junta, las que deberan contener una referencia a las materias a ser tratadas en ella. El no envio de estas cartas no invalidara la convocatoria, sin perjuicio de las responsabilidades legales. En una fecha no posterior a la del primer aviso de una convocatoria para Junta General Ordinaria, debera enviarse a cada accionista una copia de la Memoria y del Balance del Banco, incluyendo el dictamen de los auditores y sus notas respectivas. No obstante lo anterior y previa autorizacion de la Superintendencia de Bancos e Instituciones Financieras, se podra enviar dichos documentos solo a aquellos accionistas que tengan un numero de acciones superior a un minimo determinado por el Directorio y aprobado por la Superintendencia. Durante los quince dias anteriores a la Junta Ordinaria, la Memoria y el Balance que debe presentar el Directorio y el dictamen de los auditores estaran a disposicion de los accionistas. Para este objeto el Banco tendra, en su oficina principal, copias impresas o escritas a maquina de estos documentos. La Memoria que presente el Directorio a la Junta General Ordinaria de accionistas debera contener una informacion explicativa y razonada sobre las operaciones realizadas durante el ejercicio. En las cuentas de resultados del Balance se colocaran en rubros separados todas las sumas percibidas durante el ejercicio por el Presidente y los Directores, a que se refiere el articulo decimoseptimo de estos estatutos.

ARTICULO TRIGESIMO OCTAVO : Las Juntas Generales de Accionistas se constituiran, en primera citacion, con la concurrencia de tantos accionistas cuantos representen por si o por poder, al menos, la mayoria absoluta de las acciones emitidas que tengan derecho a voto. Si no se reuniere el quorum antes indicado, se hara una nueva convocatoria en la prensa, en la forma prevenida en el articulo trigesimo septimo de estos estatutos, indicandose que se trata de segunda citacion y citandose la nueva Junta para celebrarse dentro de los cuarenta y cinco dias siguientes a la fecha fijada para la Junta no efectuada por falta de quorum. En segunda citacion, la Junta quedara legalmente constituida con el numero de acciones emitidas con derecho a voto que se encuentren presentes o representadas.

ARTICULO TRIGESIMO NOVENO : Los acuerdos de las Juntas de Accionistas, salvo norma especial distinta, se adoptaran por la mayoria absoluta de las acciones presentes o representadas que tengan derecho a voto. Requeriran del voto conforme de las dos terceras partes de las acciones emitidas que tengan derecho a voto, los acuerdos de Juntas Extraordinarias de Accionistas relativos a las siguientes materias: a) la transformacion de la Sociedad, la division de la misma y su fusion con otra sociedad; b) la disolucion de la Sociedad; c) el cambio de domicilio social; d) la disminucion del capital social, previa autorizacion del Superintendente de Bancos e Instituciones Financieras; e) la modificacion de las facultades reservadas a la Junta de Accionistas o de las limitaciones a las atribuciones del Directorio; f) la enajenacion de un 50 % o mas de su activo, sea que incluya o no su pasivo, como asimismo, la formulacion o modificacion de cualquier plan de negocios que contemple la enajenacion de activos por un monto que supere el porcentaje antedicho; y g) la forma establecida en los estatutos sociales para distribuir los beneficios sociales.

ARTICULO CUADRAGESIMO : Corresponde a las Juntas Generales Ordinarias de Accionistas: a) deliberar y resolver acerca de la Memoria y Balance anual que debe presentar el Directorio; b) nombrar anualmente una firma de auditores externos de acuerdo con las normas legales, con el objeto de informar el balance general y cumplir lo dispuesto por la ley; c) efectuar la eleccion de los miembros del Directorio cuando corresponda conforme a estos estatutos; d) acordar la distribucion de las utilidades o beneficios liquidos de cada ejercicio anual y, a propuesta del Directorio, acordar al termino de cada ejercicio el reparto de un dividendo a los accionistas, segun lo establecido en el articulo cuadragesimo sexto de estos estatutos; y e) en general, deliberar y resolver sobre cualquiera otra materia de interes social que no sea propia de Junta Extraordinaria. La revocacion de la totalidad de los miembros del Directorio elegidos por los accionistas y la designacion de sus reemplazantes podra ser acordada en Junta General Ordinaria o Extraordinaria de Accionistas.

ARTICULO CUADRAGESIMO PRIMERO : Corresponde a las Juntas Generales Extraordinarias de Accionistas: a) acordar las reformas de los estatutos sociales; b) acordar la emision de bonos o debentures convertibles en acciones; c) adoptar los demas acuerdos de Juntas Extraordinarias previstos en el articulo trigesimo noveno de estos estatutos; y d) acordar las demas materias que por ley o por estos estatutos correspondan a Juntas de Accionistas. Las materias referidas en las letras a) y b) precedentes, la disolucion, transformacion, fusion o division de la Sociedad y la enajenacion de su activo y pasivo o del total de su activo, solo podran acordarse en Junta Extraordinaria celebrada ante Notario.

ARTICULO CUADRAGESIMO SEGUNDO : En las Juntas Generales Extraordinarias de Accionistas solo podran tomarse acuerdos relacionados con las materias senaladas en los avisos de citacion. Podra, no obstante, proponerse cualquier idea o indicacion para que se considere en la primera junta ordinaria o en otra extraordinaria, si asi se dispusiere.

ARTICULO CUADRAGESIMO TERCERO : Los accionistas podran hacerse representar en las Juntas por otra persona, sea o no accionista en los terminos senalados en la normativa sobre sociedades anonimas.

ARTICULO CUADRAGESIMO CUARTO : De las deliberaciones y acuerdos de las Juntas Generales de Accionistas se dejara constancia en un libro especial de actas, que sera llevado por el Secretario. Las actas seran firmadas por el Presidente o por el que haga sus veces, por el Secretario y por tres accionistas elegidos por la Junta, o por todos los asistentes si fueran menos de tres. En caso de fallecimiento, negativa o imposibilidad para firmar el acta por alguno de los que deban suscribirla, se dejara constancia al pie de la misma de la respectiva circunstancia de impedimento. En las actas se hara un extracto de lo ocurrido en la reunion y se dejara testimonio necesariamente de los siguientes datos: Nombre de los accionistas presentes y numero de las acciones que cada uno posea o represente; relacion sucinta de las observaciones producidas; relacion de las proposiciones sometidas a discusion y del resultado de la votacion, y la lista de los accionistas que hayan votado, en pro o en contra, si alguien hubiere pedido votacion nominal. Solo por consentimiento unanime de los concurrentes, podra suprimirse en el acta el testimonio de algun hecho ocurrido en la reunion y que se relacione con los intereses sociales.

Los concurrentes a las Juntas Generales de Accionistas firmaran una hoja de asistencia en que se indicara el numero de acciones que el firmante posee, el numero de las que represente y el nombre del representado.

TITULO NOVENO :

MEMORIA, BALANCE Y DISTRIBUCION DE UTILIDADES

ARTICULO CUADRAGESIMO QUINTO: Al treinta y uno de diciembre de cada ano, se practicara un Balance General que se presentara a la consideracion de la Junta General Ordinaria de Accionistas, conjuntamente con la Memoria. El Balance y Estados de Resultados se publicaran en un diario de Santiago con la anticipacion legal a la celebracion de la Junta Ordinaria.

ARTICULO CUADRAGESIMO SEXTO: Las utilidades o beneficios liquidos que arroje el Balance se aplicaran preferentemente a absorber perdidas de ejercicios anteriores. El saldo que se produzca se destinara, segun sea resuelto por la Junta General de Accionistas a propuesta del Directorio: a) al aumento del capital efectivo, a formar un fondo para futuras capitalizaciones o dividendos u otros fondos especiales de reserva. Estas destinaciones se haran por los montos que la Junta estime conveniente, tomando en consideracion los limites y obligaciones establecidas por la ley; y b) a repartir dividendos a los accionistas, a prorrata de sus acciones. La obligacion de repartir dividendos dispuesta por la ley podra dejar de aplicarse en un ejercicio determinado solo por acuerdo adoptado en Junta General de Accionistas con aprobacion de las dos terceras partes de las acciones emitidas que legalmente tengan derecho a voto.

TITULO DECIMO :

DISOLUCION Y LIQUIDACION

ARTICULO CUADRAGESIMO SEPTIMO: El Banco podra disolverse y liquidarse siempre que asi lo acordare en Junta General Extraordinaria de Accionistas, con el voto favorable de a lo menos, las dos terceras partes de las acciones emitidas con derecho a voto y lo apruebe el Superintendente de Bancos e Instituciones Financieras.

ARTICULO CUADRAGESIMO OCTAVO : Acordada la disolucion voluntaria a que se refiere el articulo anterior, la Junta que la acuerde nombrara una comision de tres accionistas para que procedan a su liquidacion. La comision liquidadora asi formada procedera con las facultades y obligaciones que los Estatutos confieren al Directorio; mantendra a los accionistas informados del desarrollo de la liquidacion, citara a Juntas Generales Ordinarias en las fechas senaladas para estas, pudiendo citar tambien a Juntas Generales Extraordinarias. En todo lo demas se sujetara a las disposiciones del Codigo de Comercio, preceptos de la Ley de Sociedades Anonimas que le fueren aplicables y reglamento de sociedades anonimas que rija.

ARTICULO CUADRAGESIMO NOVENO : A la Comision Liquidadora, indicada en el articulo precedente, le sera fijada su remuneracion por la misma Junta que la nombre.

TITULO DECIMO PRIMERO :

ARBITRAJE

ARTICULO QUINCUAGESIMO : Cualquiera dificultad que se suscite entre la Sociedad y alguno de los accionistas o directores, o entre dichas personas, con motivo de la aplicacion de estos estatutos, o en la apreciacion de la existencia, inexistencia, validez, nulidad, interpretacion, cumplimiento o incumplimiento, disolucion, liquidacion o por cualquier otra causa sera sometida a la resolucion de dos arbitros arbitradores, que fallaran sin ulterior recurso, y que seran nombrados uno por cada parte.

Si estos no se pusieran de acuerdo, las partes nombraran un tercer arbitrador que dirima la discordia. Si no hubiere acuerdo para nombrar dicho tercero, haran la designacion los dos arbitros nombrados. Si alguna de las partes se negare a concurrir al nombramiento de arbitradores o si estando estos nombrados no hubiere acuerdo en el fallo y ni las partes ni los arbitradores designaren el tercero que dirima la discordia, se hara la designacion del respectivo arbitrador en su caso, o del tercero en discordia, por la

Justicia Ordinaria, debiendo recaer necesariamente el nombramiento en persona que haya desempenado o desempene el cargo de abogado integrante de la Excelentisima Corte Suprema.

ARTICULO PRIMERO TRANSITORIO: En Junta Extraordinaria de Accionistas del Banco Santiago, celebrada con fecha 18 de Julio de 2002, se acordo y aprobo la fusion por incorporacion del Banco Santander-Chile, como sociedad absorbida, al Banco Santiago como sociedad absorbente. Dicha Junta acordo materializar la fusion con efecto y vigencia al primero de enero de 2002, debiendo entenderse que el Banco Santiago, hoy Banco Santander-Chile en virtud de la modificacion del nombre, es el sucesor y continuador legal del Banco Santander-Chile para todos los efectos. Con motivo de la fusion se incorporan al Banco Santiago, hoy Banco Santander-Chile, la totalidad de los accionistas y patrimonio del Banco Santander-Chile que se disuelve por la fusion. Por consiguiente, en virtud de dicha fusion por incorporacion, y una vez materializada esta, el Banco Santander-Chile que es absorbido por la fusion queda disuelto.

ARTICULO SEGUNDO TRANSITORIO: El capital del Banco es la suma de $675.907.917.086 dividido en 188.446.126.794 acciones nominativas, sin valor nominal y de una misma y unica serie, que se entera y paga de la siguiente forma:

a)	Con la suma de $ 402.856.885.138 dividido en 98.934.216.567 acciones nominativas, sin valor nominal y de una misma y unica serie, que corresponde al capital suscrito y pagado del Banco Santiago, hoy Banco Santander-Chile, al 31 de diciembre de 2001, incluida la revalorizacion del capital propio a esa fecha; y

b)	Con la suma de $ 273.051.031.948 que se enterara y pagara mediante la emision de 89.511.910.227 acciones nominativas, sin valor nominal y de una misma serie, que seran destinadas a pagar a los accionistas del Banco Santander-Chile el aporte del patrimonio de esta institucion al Banco Santiago, hoy Banco Santander-Chile, con motivo de la fusion de ambas instituciones bancarias. Una vez aprobada la fusion por la Superintendencia de

Bancos e Instituciones Financieras, efectuada su legalizacion y cumplido los demas actos y contratos que determine ese Organismo el Banco Santiago, hoy Banco Santander-Chile adquirira todo el activo, pasivo, capital y cuentas de reservas del Banco Santander-Chile que se disuelve en virtud de la fusion. La fusion se efectua tomando como base los antecedentes que fueron aprobados por la Junta Extraordinaria de Accionistas del Banco que acordo la fusion antes citada, antecedentes estos que son los siguientes: los informes periciales sobre los activos netos de ambas instituciones bancarias, expedidos por los peritos senores Alfredo Rossi Fernandez y Juan Roncagliolo Grunert, de fechas 31 de Mayo de 2002, respecto de cada uno de los bancos; informe emitido por JP Morgan Securities Inc. con fecha 23 Mayo de 2002, acerca del valor del Banco Santiago y la relacion de canje de sus acciones respecto de las del Banco Santander-Chile y los balances y estados financieros auditados de ambos bancos al dia 31 de diciembre de 2001, con sus respectivos informes de los auditores externos de ambas empresas bancarias. De dichos informes periciales y balances se deduce que el patrimonio del Banco Santiago al 31 de diciembre de 2001, era de $538.988.981.542. Por su parte, el patrimonio del Banco Santander-Chile era de $453.869.087.253. Para los efectos de calcular el canje de las acciones del Banco Santander-Chile, por las que debera emitir el Banco Santiago, hoy Banco Santander-Chile, se asigna dentro del patrimonio con que queda la sociedad fusionada un 52,5% del total de las acciones para los actuales accionistas del Banco Santiago y un 47,5% para los actuales accionistas del Banco Santander-Chile, con lo cual, la proporcion de canje en la fusion es de 3,55366329 acciones del Banco Santiago fusionado, hoy Banco Santander-Chile, por cada una accion del Banco Santander-Chile que se disuelve en virtud de la fusion. En consecuencia, el Banco Santiago fusionado, hoy Banco Santander-Chile debera emitir 89.511.910.227 acciones para realizar, materializar y perfeccionar la fusion y canje. Por otra parte, una vez materializada la fusion el Banco Santiago fusionado, hoy Banco Santander-Chile contabilizara para efectos financieros, todos los activos y pasivos recibidos de la sociedad absorbida, al valor libro que estos tengan al 31 de diciembre de 2001, sin perjuicio de mantener en sus registros contables, en forma separada, el valor tributario que tenian los bienes en el Banco Santander-Chile que se disuelve en virtud de la fusion. Tendran derecho a estas acciones los accionistas del Banco Santander-Chile que se disuelve en virtud de la fusion que lo sean a la fecha en que el Directorio del banco fusionado acuerde efectuar el canje. Las acciones del Banco Santiago fusionado, hoy Banco Santander-Chile que resulten sobrantes con motivo de las fracciones producto del calculo de la proporcionalidad antes dicha, seran colocadas libremente por el Directorio del Banco fusionado en una Bolsa de Valores del pais, y lo que se obtenga de su enajenacion sera distribuido, en dinero efectivo, entre los accionistas con derecho a las acciones que generan el remanente, en la proporcion que corresponda. La fusion a que se refiere el articulo primero transitorio surtira plenos efectos, una vez perfeccionada legalmente, a contar desde el primero de enero de 2002.

CONSTITUCION DE LA SOCIEDAD Y MODIFICACIONES DE ESTATUTOS

El Banco Santiago fue constituido por escritura publica de 7 de Septiembre de 1977, otorgada en la Notaria de Santiago a cargo de don Alfredo Astaburuaga Galvez y su funcionamiento fue autorizado por Resolucion Nro. 118 del 27 de Octubre de 1977, de la Superintendencia de Bancos e Instituciones Financieras.

Los Estatutos fueron aprobados por Resolucion Nro. 103 del 22 de Septiembre de 1977, de la Superintendencia de Bancos e Instituciones Financieras.

El extracto de los Estatutos y la resolucion que los aprobo fueron publicados en el Diario Oficial del 28 de Septiembre de 1977 y se inscribieron a fojas 8825 Nro. 5017, en el Registro de Comercio de 1977 del Conservador de Bienes Raices de Santiago.

Los Estatutos han sido reformados en las siguientes oportunidades, segun consta de los antecedentes que a continuacion se indican, habiendo sido todas las escrituras publicas otorgadas en notarias de Santiago y los documentos inscritos en el Registro de Comercio del Conservador de Bienes Raices de Santiago.

1.-	Escritura de 20 de Marzo de 1978, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por Resolucion Nro. 47 de 11 de Abril de 1978, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 12 de Abril de 1978 y se inscribieron en el Registro de Comercio de 1978 a fojas 3598 Nro. 1856.

2.-	Escritura de 30 de Agosto de 1978, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por

Resolucion Nro. 151 de 26 de Septiembre de 1978, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 28 de Septiembre de 1978 y se inscribieron en el Registro de Comercio de 1978 a fojas 9959 Nro. 5358.

3.-	Escritura de 19 de Enero de 1979, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por Resolucion Nro. 17 de 26 de Enero de 1979, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 30 de Enero de 1979 y se inscribieron en el Registro de Comercio de 1979 a fojas 1320 Nro. 649.

4.-	Escritura de 18 de Abril de 1979, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por Resolucion Nro. 73 de 9 de Mayo de 1979, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 15 de Mayo de 1979 y se inscribieron en el Registro de Comercio de 1979 a fojas 5170 Nro. 3448.

5.-	Escritura de 22 de Febrero de 1980, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por Resolucion Nro. 34 de 7 de Marzo de 1980, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 12 de Marzo de 1980 y se inscribieron en el Registro de Comercio de 1980 a fojas 3689 Nro. 1821.

6.-	Escritura de 17 de Diciembre de 1980, de la Notaria de don Alfredo Astaburuaga Galvez. Las reformas se aprobaron por Resolucion Nro. 3 de 2 de Enero de 1981, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 10 de Enero de 1981 y se inscribieron en el Registro de Comercio de 1981 a fojas 204 Nro. 122.

7.-	Escritura de 31 de Marzo de 1982, de la Notaria de don Eduardo Avello Arellano. Las reformas se aprobaron por Resolucion Nro. 61 de 28 de Abril de 1982, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 5 de Mayo de 1982 y se inscribieron en el Registro de Comercio de 1982 a fojas 7099 Nro. 3872.

8.-	Escritura de 19 de Mayo de 1982, de la Notaria de don Eduardo Avello Arellano. Las reformas se aprobaron por Resolucion Nro. 82 de 28 de Mayo de 1982, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 29 de Mayo de 1982 y se inscribieron en el Registro de Comercio de 1982 a fojas 8995 Nro. 5023.

9.-	Escritura de 23 de Abril de 1985, de la Notaria de don Juan Ricardo San Martin Urrejola. Las reformas se aprobaron por Resolucion Nro. 48 de 16 de Mayo de 1985, de la

Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 23 de Mayo de 1985 y se inscribieron en el Registro de 1985 a fojas 7255 Nro. 3698.

10.-	Escritura de 14 de Abril de 1987, de la Notaria de don Juan Ricardo San Martin Urrejola. Las reformas se aprobaron por Resolucion Nro. 76 de 23 de Abril de 1987, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 29 de Abril de 1987 y se inscribieron en el Registro de Comercio de 1987 a fojas 7888 Nro. 3855.

11.-	Escritura de 15 de Abril de 1988, de la Notaria de don Juan Ricardo San Martin Urrejola. Las reformas se aprobaron por Resolucion Nro. 96 de 19 de Mayo de 1988, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 25 de Mayo de 1988 y se inscribieron en el Registro de Comercio de 1988 a fojas 11409 Nro. 6117.

12.-	Escritura de 12 de Julio de 1996, de la Notaria de don Juan Ricardo San Martin Urrejola. Las reformas se aprobaron por Resolucion Nro. 114 de 26 de Julio de 1996, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario oficial de 1 de Agosto de 1996 y se inscribieron en el Registro de Comercio de 1996 a fojas 19740 Nro. 15339.

13.-	Escritura de 20 de Diciembre de 1996, de la Notaria de don Juan Ricardo San Martin Urrejola. Las reformas se aprobaron por Resolucion Nro. 6 de 9 de Enero de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 11 de Enero de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 623 Nro. 517.

14.-	Escritura de 18 de Marzo de 1997, de la Notaria de don Andres Rubio Flores. Las reformas se aprobaron por Resolucion Nro. 37 de 20 de Marzo de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 24 de Marzo de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 7038 Nro. 5542.

15.-	Escritura de 26 de Mayo de 1997, de la Notaria de don Andres Rubio Flores. Las reformas se aprobaron por Resolucion Nro. 61 de 11 de Junio de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 14 de Junio de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 14005 Nro. 11221.

16.-	Escritura de 16 de Abril de 1998, de la Notaria de don Andres Rubio Flores. Las reformas se aprobaron por Resolucion Nro. 55 de 19 de Mayo de 1998, de la Superintendencia de Bancos e

Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 25 de Mayo de 1998 y se inscribieron en el Registro de Comercio de 1998 a fojas 11378 Nro. 9255.

17.-	Escritura de 22 de Julio de 2002, de la Notaria de don Andres Rubio Flores. Las reformas se aprobaron por Resolucion Nro. 79 de 26 de Julio de 2002, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolucion se publicaron en el Diario Oficial de 1 de Agosto de 2002 y se inscribieron en el Registro de Comercio de 2002 a fojas 19993 Nro. 16347.

18.-	Escritura de 03 de Mayo de 2004, de la Notaría de doña Nancy de la Fuente Hernández. Las reformas se aprobaron por Resolución Nro. 63 de 13 de Mayo de 2004, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 1[o] de Junio de 2004 y se inscribieron en el Registro de Comercio de 2004 a fojas 15762 Nro. 11864.

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